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                                 EXHIBIT 10.1
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                   WEBCASTING PERFORMANCE LICENSE AGREEMENT

     This Webcasting Performance License Agreement ("Agreement"), dated as of April 26, 1999, is made by and between Recording Industry Association of America, Inc., with its principal offices at 1330 Connecticut Avenue, NW, Washington, DC 20036, as the representative of sound recording copyright owners, and any assignee or designee hereof pursuant to Section 10.9 hereof ("Licensor"), and musicmusicmusic, Inc., with offices at 45 State St., Unit 171, Montpelier, VT 05661-2100 ("Licensee").

     WHEREAS, Licensee operates a Web site that publicly performs sound recordings by digital transmission;

     WHEREAS, Licensee wishes to obtain a license to transmit such recordings on its Web site;

     WHEREAS, Section 114 of the U.S. Copyright Act, as amended by the Digital Millenium Copyright Act, authorizes voluntary negotiations for determining reasonable rates and terms for licenses to perform sound recordings;

     WHEREAS, Licensee has agreed to pay a royalty and provide certain additional consideration for such license, and Licensor and Licensee have agreed upon such consideration and other terms, which are reflected in this Agreement;

     NOW, THEREFORE, pursuant to 17 U.S.C. (S) 114(e)-(f), and in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, including the consideration provided by Licensee in
Section 3, the adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Definitions

"Confidential Information" means information prominently marked in writing or stamped as "Confidential" by Licensee and submitted to Licensor pursuant to
Section 5.1, 5.2, 5.3, 5.4, or 6.1.

"Gross Revenues" means all revenues, including but not limited to all billings on behalf of, and all payments (including the fair market value of merchandise, services or any thing or service of value received in lieu of cash consideration (i.e., trade or barter)) made to, Licensee, or as authorized by Licensee, its employees, representatives, agents or any other person acting on Licensee's behalf, and all billings on behalf of, and payments made to, any person, company, firm or corporation under the same or substantially the same ownership, management or control as Licensee for:

          (a) access to or use of the Web Site or portions thereof, including online time and other connect time charges, subscriptions, payments from Internet service providers, and other transactional charges, including payments for syndicated

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               selling and on-line franchising, and commissions from third parties on such transactions;

          (b) advertising (including audio advertisements, visual advertisements and sponsor "hot links") on the Web Site, including billings to and payments received from sponsors, less advertising agency commissions not to exceed 15 percent actually incurred to a recognized advertising agency not owned or controlled by Licensee;

          (c) the provision of time or space on the Web Site to any other person, including program suppliers and content providers;

          (d) Licensee's proprietary software used to access the Web Site, or download any aspect thereof;

          (e) references to and inclusion of any product or service on the Web Site, including without limitation marketing of products whose sales are supported by the Web Site, except where such reference is made to phonorecords of sound recordings in the Repertory;

          (f) net sales of any products and services sold directly by Licensee, or by any entity controlled by Licensee (i.e., the price paid by customers, including shipping costs charged to customers, after deducting (a) the wholesale price for such products and services and (b) applicable sales taxes and actual shipping costs, but not deducting other costs that are not directly allocable to Licensee's costs of sale, including bad debts, credit card processing fees and service charges), which are supported, promoted, or facilitated by the Web Site; provided, however, that "Gross Revenues" shall not include sales by Licensee of any legitimate physical phonorecords of sound recordings; and

          (g)  bad debts recovered relating to amounts due under clauses (a)-
               (f).

1.3 "License Fee Report" means a report required by Section 5.

1.4 "Minimum Performance Amount" means the sum of $75,000; provided that this amount will be reduced by 60% for the period between October 28, 1998 and December 31, 1999, if Licensee's Gross Revenues during that period do not exceed $500,000.

1.5 "Operating Expenditures" means all of Licensee's expenditures, whether direct or indirect, made in connection with operation of the Web Site including, but not limited to, salaries and bonuses, employee training and education, supplies, lease payments, payments to Internet service providers, payments to Internet access providers, advertising agency commissions, marketing costs, equipment costs that are not capitalized, depreciation, software and technology licenses, editorial content licenses, subscriber acquisition costs, costs in development and installation of bandwidth, and credit card servicing fees.

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1.6 "Repertory" consists of all copyrighted sound recordings, including sound recordings created during the term of this Agreement, in which Licensor has or will have during the term of this Agreement the right to license performances.

1.7 "Sound recordings" means such term as it is defined in 17 U.S.C. (S) 101.

1.8 "Territory" means the United States, its territories, commonwealths and possessions.

1.9 "Web Site" means the site on the World Wide Web generally known as Radio Moi with the principal Universal Resource Locator (URL) of http://www.radiomoi.com,
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and any successor and related Web sites that are part of the same service
(including without limitation http://www.musicmusicmusic.com) controlled by Licensee, which provides access to performances of copyrighted sound recordings.

1.10 "Web Site Transmissions" means all digital audio transmissions to Web Site Users from or through the Web Site, and does not include digital audio transmissions made by any other means; provided, however, that Web Site Transmissions shall not include transmissions to business establishments, as provided in 17 U.S.C. (S) 114(d)(1)(C)(iv).

1.11 "Web Site Users" means all those who access or receive Web Site Transmissions or who access the Web Site.

2. Grant of License

2.1 Licensor hereby grants to Licensee, during the term of this Agreement, subject to the limitations set forth below, without the right to sublicense, a limited nonexclusive license to perform publicly up to 200,000 individual sound recordings in the Repertory, within the Territory, by means of Web Site Transmissions; provided that such transmissions are made in accordance with the provisions of 17 U.S.C. (S)(S) 114(d)(2)(A) and (C); and provided further that Licensee complies with 17 U.S.C. (S) 1101 and all of the terms and conditions of this Agreement.

2.2 Nothing in this Agreement authorizes Licensee, nor does this Agreement authorize Licensee to grant to any other person or entity (including without limitation any Web Site User or any operator of another Web site), any right to reproduce by any means, method or process whatsoever, now known or hereafter developed, any of the sound recordings in the Repertory, including, but not limited to, transferring or downloading any such sound recordings to a computer hard drive, or otherwise copying the sound recording onto any other storage medium.

2.3 Nothing in this Agreement authorizes Licensee to grant to any person or entity (including without limitation any Web Site User or any operator of another Web site) any right to perform publicly, by means of digital transmission or otherwise, any of the sound recordings in the Repertory.

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2.4 Nothing in this Agreement authorizes Licensee to enter into any arrangements for accessing Licensee's programming through any other transmitting entity, including without limitation any other Web site.

2.5 The licenses granted in this Agreement extend only to Licensee and the Web Site. This Agreement grants no rights to Licensee other than those expressly granted herein. Without limiting the generality of the foregoing, this Agreement does not grant to Licensee (a) any copyright interest in any sound recording; (b) any rights outside the Territory; (c) any trademark rights; or (d) any rights to any endorsement by Licensor or any other person.

3. License Fees and Other Consideration

3.1 For each month of the term of this Agreement (counting the period October 28, 1998 to December 1, 1998 as one month), Licensee shall pay Licensor, for the license granted in Section 2.1, the greater of (a) fifteen (15) percent of Gross Revenues received during that month or (b) fifteen (15) percent of Operating Expenditures paid during that month. Licensee shall also pay, within 30 days after December 31, 1999 and within 30 days after December 31, 2000, an additional amount equal to (x) the Minimum Performance Amount, less (y) the aggregate amount paid pursuant to the preceding sentence during the fourteen and twelve month periods preceding December 31, 1999, and December 31, 2000, respectively; provided, however, that no additional amount shall be owed pursuant to this sentence if the amount (x) is equal to or less than the amount (y).

3.2 Licensee shall submit license fee payments specified in Section 3.1 for the period covered in the initial License Fee Report provided for in Section 5.1 within twenty days after the date of this Agreement. All other payments specified in Section 3.1 shall be made on the date the corresponding Monthly License Fee Report becomes due under Section 5.2.

3.3 If Licensor does not receive the monthly License Fee Report when due, Licensee shall submit monthly license fee payments that are 20% higher than the monthly payments due for the preceding month, and payments shall continue at that increased rate, until Licensor receives the late License Fee Report. If the amount paid pursuant to this Section 3.3 is less than the amount actually due, the underpayment shall be subject to Section 3.4. If the amount paid pursuant to this Section 3.3 is more than the amount actually due, the overpayment shall be credited against other payments due to Licensor under this Agreement.

3.4 Licensee shall pay a finance charge of 1-1/2% per month, or the maximum rate permitted by law, whichever is less, from the date due, on any required payment that is not made on or before its due date, without prejudice to any other rights Licensor may have in connection with such delinquency.

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3.5 During the term of this Agreement, Licensee shall provide Licensor with time and reasonably prominent space on the Web Site, at no charge to Licensor or any other person, for such advertisements and public service announcements as Licensor shall request in writing; provided that Licensee shall not be required to provide more than one such advertisement or announcement at any one time.

3.6 During the term of this Agreement, Licensee shall provide direct links, from the place on the Web Site where artist, album title, and song title information for each recording is provided, to the Web sites of the copyright owners of such recordings; provided that the number of such links shall not exceed two per copyright owner at any one time, and Licensee shall link to Web sites that may be specified by such copyright owners. In the absence of such instructions from the sound recording copyright owner, Licensee shall use its best efforts to determine the appropriate link.

3.7 During the term of this Agreement, Licensee shall provide direct links, from the place on the Web Site where artist, album title, and song title information for each recording is provided, to one or more Web sites that provide for direct sales of substantially all the sound recordings performed by Licensee, except to the extent such direct sales are conducted directly by Licensee from the Web Site.

3.8 During the term of this Agreement, Licensee shall cooperate with Licensor in permitting Licensor to conduct surveys of Web Site Users that are not unreasonably burdensome to Licensee; provided that Licensor may conduct no more than one such survey in any twelve month period.

3.9 During the term of this Agreement, Licensee shall provide Licensor with reports, as Licensor may from time to time request, regarding Web Site Users. Such reports shall be in the form and contain the information specified in Licensor's requests. Any such request(s) made by Licensor shall be in writing and sent to Licensee at least thirty days prior to commencement of the period to be covered by the report. The reports may include information as to Web Site Users' names and e-mail addresses (for those Web Site Users who agree to permit disclosure of their names and e-mail addresses to Licensor and to record companies); ages; gender; location; type of music listened to; songs listened to; number of artists and listens; purchases from the Web Site; use of links to other Web sites; and such other information as Licensor reasonably requests.

3.10 During the term of this Agreement, Licensee shall post an announcement on the Web Site, in form and substance satisfactory to Licensor, concerning the license limitations contained in Sections 2.2, 2.3 and 2.4 and, if requested by Licensor, include a click wrap agreement in form and substance satisfactory to Licensor, for acknowledgement by Web Site Users.

4. Term

4.1 The term of this Agreement commences on October 28, 1998, and ends on December 31, 2000, unless earlier terminated pursuant to this Section 4 or
Section 8.

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4.2 Either party may terminate this Agreement as to the other party if, at any time, such other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if such other party proposes a written agreement of composition or extension of its debts, or if such other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such other party shall propose or be a party to any dissolution or liquidation, or if such other party shall make an assignment for the benefit of creditors.

5. License Fee Reports

5.1 Upon entering into this Agreement, Licensor shall submit an initial License Fee Report on the report form attached hereto as Exhibit A, with information as to Gross Revenues received and Operating Expenditures paid in each month during the period between the Effective Date and the last day of the month preceding the date of this Agreement. Such License Fee Report shall be certified to be accurate by an officer of Licensee.

5.2 Licensee shall submit a monthly License Fee Report for each month during the term of this Agreement, by the twentieth day of the following month, on the report form attached hereto as Exhibit A with information as to Gross Revenues received and Operating Expenditures paid during such month. Such License Fee Report shall be certified to be accurate by an officer of Licensee.

5.3 During the term of this Agreement, Licensee shall provide Licensor with monthly reports, by the twentieth day of each month, regarding the sound recordings accessed by Web Site Users during the preceding month. Such reports shall be in the form set forth in Exhibit B and contain the information specified by Licensor. Such reports shall include information as to use by title; artist; album; label; catalogue number; UPC Code (by December 31, 1999); release date; ISRC code (when available); number of playing dates and times of transmission; duration of song; and such additional information as Licensor reasonably requests; provided that such requests shall not be effective in less than 60 days from the date of the request.

5.4 During the term of this Agreement, Licensee agrees to submit such additional information as may be required under applicable rules and regulations of the Copyright Office, including without limitation 37 C.F.R. (S) 201.36.

6. Verification of License Fee Reports and other Reports

6.1 Licensor shall have the right to examine Licensee's books and records, and Licensee agrees to obtain for Licensor the right to examine the books and records of any partner in, or co-publisher of, the Web Site, in order to verify any report required by this Agreement. Licensor may exercise this right no more than once per calendar year. Licensor shall give Licensee thirty days notice of its intention to conduct an examination. Licensee agrees to furnish all pertinent books and records, including electronic records, to Licensor's authorized representatives, during customary business hours. Such books and records shall be kept by Licensee in accordance with

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Generally Accepted Accounting Principles and shall be retained for at least three years following expiration of the term of this Agreement. Notwithstanding the foregoing, Licensee shall not be required to provide Licensor with the access provided in this Section 6.1 if in the preceding 12 months the Licensee's independent auditor has completed and signed an audit report for an audit that addresses all of the information that would have been requested by and made available to Licensor, in which event Licensee shall provide to Licensor the audit report, work papers and other information provided to such auditor.

6.2 Expenses for any examination conducted by Licensor under Section 6.1 shall be paid by Licensor unless such examination results in a determination by the auditor conducting such examination that Licensee's actual payments for the period examined were more than 5 percent below the payments required under this Agreement, in which case Licensee shall pay the costs of the audit.

6.3 The exercise by Licensor of any rights under this Section 6 shall not prejudice any other rights or remedies of Licensor, including any other rights of Licensor to dispute any amounts owed to Licensor under this Agreement.

7. Confidentiality

7.1 Licensor shall limit access to Confidential Information to:

          (a) Those employees, consultants and agents of Licensor who are not also employees or officers of a sound recording copyright owner and who, for the purpose of performing their assigned duties, during the ordinary course of business, require access to the Confidential Information;

          (b) An independent and qualified auditor who is not an employee or officer of a sound recording copyright owner, but is authorized to act on behalf of copyright owners with respect to the verification of royalty payments; and

          (c) Use in any arbitration proceeding under 17 U.S.C. (S) (S) 112 or 114, provided that Licensor shall use its best efforts to obtain a protective order limiting access to the Confidential Information to the arbitration panel and counsel for any other party to such proceeding.

7.2 Licensor shall implement procedures designed to safeguard all Confidential Information.

7.3 Except as may be required by law, Licensee shall not provide this Agreement, or disclose any of the terms and rates contained in this Agreement, to any person or entity without the prior written consent of Licensor.

7.4 Notwithstanding the foregoing, Licensor shall be permitted to disclose Confidential Information provided pursuant to Section 5.3 to sound recording copyright owners that agree in writing to maintain the confidentiality of such information.

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8. Breach or Default

8.1 If Licensee fails to perform any of the terms or conditions required of it by this Agreement, Licensor may, at Licensor's option, give Licensee notice to cure Licensee's breach or default. If Licensee does not cure within five days of any such notice, this Agreement may be terminated by Licensor at the end of that period, and any further performances shall be fully subject to the copyright owners' rights under 17 U.S.C. (S) 106(6), and the remedies in 17 U.S.C. (S) 501 et seq., and Licensor's right to terminate under this Section 8 shall be in addition to any and all other remedies that Licensor may have in law or equity. No waiver by Licensor of full performance by Licensee in any one or more instances shall be a waiver of the right to require full and complete performance of this Agreement thereafter or of the right to terminate this Agreement in accordance with this Section 8.

9. Notices

All notices and other communications between the parties hereto shall be in writing and deemed received (i) when delivered in person; (ii) upon confirmed transmission by telex or facsimile device; or (iii) five days after deposited in U.S. mails, postage prepaid, certified or registered mail, addressed to the other party at the address set forth below (or such other address as such other party may supply by written notice):

         Licensor:  Steven Marks
                    Senior Vice President, Director of Business Affairs Recording Industry Association of America, Inc. 1330 Connecticut Avenue, NW
                    Suite 300
                    Washington, DC 20036

         Licensee:  Wolfgang Spegg
                    musicmusicmusic, Inc.
                    45 State St., Unit 171
                    Montpelier, VT 05661-2100


10. Miscellaneous

10.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to conflicts of law principles thereof). The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall, at the option of either party, be litigated only in the United States District Court for the District of Columbia located in Washington, DC. The parties consent to the jurisdiction and venue of the foregoing court and consent that any process or notice of motion or other application to said court or a judge thereof may be served inside or outside the District of Columbia by registered mail, return receipt requested, directed to the party for which it is intended at its address set forth in this Agreement (and service so made shall be deemed

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complete five days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said court.

10.2 The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3 Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.4 This Agreement may be modified or amended only by a writing signed by Licensor and Licensee.

10.5 This Agreement expresses the entire understanding of the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter hereof.

10.6 Except as otherwise provided in Section 6.2, each party will pay all of its own expenses, including attorney's fees incurred in connection with the negotiation of this Agreement, and the performance of its obligations hereunder.

10.7 Licensor and Licensee agree that (a) all obligations of, inter alia, clearance, payment or attribution to third parties, including music publishers, union funds and performing rights societies, or as a result of the exercise of rights licensed hereunder or any activities of Licensee, shall be solely the responsibility of Licensee, including but not limited to payment for use of the musical compositions embodied in sound recordings, and for any liabilities associated with such use, and
       (b) Licensee will fully indemnify and hold Licensor harmless for any such obligations or liabilities, including any claims, liabilities, fees, damages or losses (including reasonable attorney's fees and court costs), arising out of such obligations and liabilities.

10.8 This Agreement may be executed in counterparts, each of which shall be deemed to be an original but which taken together shall constitute one agreement.

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10.9 Except as otherwise expressly provided herein, this Agreement and the rights hereunder shall not be assignable or transferable by either party without the prior written consent of the other party; provided, however, that Recording Industry Association of America, Inc. may assign its obligations and rights to, or designate, a collective entity or other entity to perform Licensor's obligations under this Agreement, in which case such assignee or designee shall assume all obligations and rights of Licensor under this Agreement.

10.10 This Agreement shall not be construed to create a partnership, joint venture, agency or other legal relationship between the parties, or to form any other legal entity.

10.11 The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


RECORDING INDUSTRY ASSOCIATION                         MUSICMUSICMUSIC, INC.
OF AMERICA, INC.


By: /s/ Steven Marks                                   By: /s/ Wolfgang Spegg
   ---------------------------------------------           --------------------------------
Title: Senior V.P., Director of Business Affairs       Title: President, CEO and director

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